Exhibit 99.1

FOR IMMEDIATE RELEASE	February 28, 2011
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 10
Financial Analyst Contact: Jo Smith, (520) 884-3650
UNISOURCE ENERGY REPORTS 2010 EARNINGS, INCREASES QUARTERLY DIVIDEND, AND
ISSUES EARNINGS GUIDANCE FOR 2011
•	UniSource Energy’s net income for 2010 was $111.5 million, or $2.82 per share of common stock on a fully-diluted basis, compared with net income of $104.3 million, or $2.69 per diluted share in 2009.

•	Excluding net losses at Millennium Energy Holdings (Millennium), a subsidiary that holds UniSource Energy’s unregulated energy investments, UniSource Energy’s 2010 net income was $124.9 million or $3.15 per diluted share. In 2010, Millennium recorded $13 million of non-cash, non-operating after-tax charges compared with net income of $2 million in 2009.

•	The Board of Directors of UniSource Energy has declared a first quarter dividend for common shareholders of 42 cents per share.

•	Earnings at UniSource Energy’s primary subsidiary, Tucson Electric Power Company (TEP), were $107.0 million in 2010 compared with $89.2 million in 2009. Cost control efforts, lower generating plant maintenance expense, benefits from the operation of Unit 4 at the Springerville Generating Station (SGS) and lower depreciation and amortization expense contributed to higher earnings at TEP.

•	UniSource Energy reported operating cash flows of $342 million for 2010.

•	UniSource Energy estimates its 2011 diluted earnings per share will be between $2.60 and $2.90.
Tucson, Ariz. — UniSource Energy Corporation (NYSE: UNS) today reported 2010 net income of $111.5 million, or $2.82 per share of common stock on a fully-diluted basis, compared with $104.3 million, or $2.69 per diluted share in 2009.
“Our 2010 financial results reflect the resilience of our core utility business in the face of a third consecutive year of declining retail sales at TEP,” said Paul Bonavia, UniSource Energy’s Chairman, President and CEO. “We have prudently managed our costs and continue to identify opportunities to improve the efficiency and effectiveness of our operations.”
TEP’s retail kilowatt-hour (kWh) sales in 2010 fell 0.8 percent from 2009 levels. Although the weather in TEP’s service area was hotter than normal, there were 3.5 percent fewer cooling degree days than in 2009. Sales volumes to TEP’s mining customers were strong, increasing by 1.4 percent compared with 2009. Mining activity in TEP’s service area continues to increase as the price of copper remains strong in response to robust demand.

“While we are encouraged by the sales outlook for our mining customers, we expect lingering weakness in the local economy and the implementation of additional energy efficiency programs to moderate any growth in sales to residential and business customers,” Bonavia said.
UniSource Energy’s earnings for 2011 are estimated to be in the range of $2.60 to $2.90 per diluted share. The mid-point of the range assumes consolidated base operations and maintenance (O&M) expense of $272 million and an increase in TEP’s annual kWh sales of 0.5 percent. In 2010, UniSource Energy’s consolidated base O&M expense was $265 million.
“If sales at TEP remain near current levels, the higher costs of necessary maintenance activity, combined with an increase in depreciation and interest expense, will put pressure on our earnings,” Bonavia said. TEP’s non-fuel base rates cannot be increased before 2013.
“Our operating cash flows, however, are expected to remain strong with $350 million forecasted for 2011,” Bonavia said. UniSource Energy posted operating cash flows in 2010 of $342 million, which exceeded capital expenditures of $317 million. “Our board of directors’ decision to increase the dividend signals its confidence in the company’s ability to continue its strong operating performance and maintain solid cash flows from operations.”
Common Stock Dividend
UniSource Energy’s board of directors declared a first quarter dividend for common shareholders of 42 cents per share. The dividend will be paid on March 23, 2011 to common shareholders of record as of March 11, 2011. In 2010, the company’s quarterly dividend was 39 cents per share.
The board’s decision to increase the dividend is consistent with the strategy it adopted in 2010, of continuing to increase the dividend and to reach a targeted dividend payout level of approximately 60 percent of UniSource Energy’s net income.
The declaration of dividend payments is at the board’s sole discretion and is subject to numerous factors that ordinarily affect dividend policy, including the results of UniSource Energy’s operations and its financial position as well as general economic and business conditions.
Tucson Electric Power
Retail kWh Sales
TEP’s retail kilowatt-hour (kWh) sales fell 0.8 percent in 2010 compared with 2009. Sales to residential customers decreased 0.9 percent, while kWh sales to TEP’s commercial and industrial sales declined by 1.3 percent and 1.0 percent, respectively. Sales to TEP’s mining customers increased by 1.4 percent in 2010 compared with the prior year.
During the fourth quarter of 2010, which included one of the warmest Decembers on record in Tucson, retail sales declined 0.3 percent compared with the same period last year. Although commercial, industrial, and mining customers all posted year-over-year sales increases in the fourth quarter of 2010, only residential – TEP’s most weather-sensitive customer class – consumed less electricity during the period.
Retail Revenues
Retail margin revenues decreased $5 million, or 1.0 percent, in 2010 compared with 2009. These revenues do not include a $12 million increase in customer surcharges used to fund renewable energy and energy efficiency programs or a $6 million decrease in charges to cover fuel and purchased power costs.

Long-Term Wholesale and Transmission Revenues
In 2010, the margin on long-term wholesale sales of electricity was $28 million compared with $25 million in 2009. The increase reflects higher kWh sales to the Navajo Tribal Utility Authority. Wholesale revenues from the sale of transmission services were $21 million in 2010 compared with $19 million in 2009.
Other Operating Expenses
TEP’s 2010 base O&M expense of $228 million was down $3 million, or 1.3 percent, from 2009 levels. Base O&M excludes costs directly offset by customer surcharges and third-party reimbursements. The reduction reflects the impact of cost containment efforts as well as lower generation maintenance outage expense.
Depreciation expense decreased by $10 million primarily due to new lower depreciation rates for transmission assets and lower depreciation on Unit 4 at TEP’s H. Wilson Sundt Generating Station. Those savings were partially offset by depreciation expense related to new plant additions. Amortization expense decreased $7 million due to a decline in the balance of capital lease obligations. The decreases in depreciation and amortization exclude adjustments made in 2009 related to an investment in Springerville Unit 1 lease equity.
Benefits of SGS Units 3 and 4
The December 2009 completion of SGS Unit 4 resulted in an $11 million increase in rents and fees for the operations of SGS Units 3 and 4. In 2010, rents and fees related to the operation of these Units totaled $24 million. Phoenix-based Salt River Project (SRP) owns Unit 4, while Tri-State Generation and Transmission Association leases Unit 3 from a financial owner. TEP operates all four units at the eastern Arizona plant.
Interest Expense
Total interest expense on long-term debt increased by $6 million in 2010 compared with 2009, primarily due to the January 2010 conversion of $130 million of bonds from a variable to a fixed rate.
UNS Gas
UNS Gas reported net income of $9 million in 2010 compared with $7 million in 2009. The increase resulted from a 3.7 percent increase in retail therm sales and a 2 percent non-fuel base rate increase that took effect in April 2010. Cooler weather drove heating degree days 3 percent higher than in 2009 and 3 percent higher than the 10-year average.
UNS Electric
UNS Electric reported net income of $10 million in 2010 compared with $6 million in the previous year. The increase is due primarily to a 4.1 percent increase in kWh sales, a 4 percent non-fuel base rate increase that took effect October 1, 2010 and a settlement related to previous transactions with the California Power Exchange that resulted in after-tax income of $2 million.
The increase in UNS Electric’s retail kWh sales reflects higher usage by a copper mining customer and the addition of a new industrial customer.

Millennium
Millennium recorded a $13 million net loss in 2010 compared with net income of $2 million in 2009.
Millennium’s 2010 results include $3 million of income tax expense related to the write-off of deferred tax assets and an $8 million after-tax impairment loss related to its investments.
In the fourth quarter of 2010, Millennium recorded a net loss of $4 million, compared with a net loss of $1 million in the fourth quarter of 2009.
On December 31, 2010, Millennium had assets of $22 million, including a $15 million note receivable, land and buildings of $2 million, deferred tax assets of $2 million and cash of $3 million.
Seasonality of Earnings
The net income and results of operations of TEP as well as of UNS Gas and UNS Electric — operating subsidiaries of UniSource Energy Services (UES) — are seasonal in nature. TEP and UNS Electric typically record the majority of their net income during the second and third quarters when hot weather contributes to higher energy consumption. TEP’s retail prices, which include higher rates for higher levels of energy use, also shift a larger share of the company’s earnings into those periods.
Energy demand from UNS Gas customers typically peaks during the winter. Accordingly, UNS Gas records the majority of its net income during the first and fourth quarters.

Net Income and Earnings Per Share Summary

	4th Quarter		YTD Dec. 31
Net Income	2010	2009	2010	2009
	-Millions-		-Millions-

Tucson Electric Power	$10.0	$8.0	$107.0	$89.2
UNS Gas	3.3	3.8	8.6	7.4
UNS Electric	2.1	0.0	10.3	5.9
Millennium	(4.2)	(1.1)	(13.5)	2.4
Other (1)	(0.1)	(0.3)	(0.9)	(0.6)

Net Income	$11.1	$10.4	$111.5	$104.3

Avg. Basic Shares Outstanding (millions)	36.7	35.9	36.4	35.9
Avg. Diluted Shares Outstanding (millions)	41.4	40.5	41.0	40.5

	4th Quarter		YTD Dec. 31
Earnings Per UniSource Energy Share	2010	2009	2010	2009
Tucson Electric Power	$0.27	$0.22	$2.94	$2.49
UNS Gas	0.09	0.11	0.24	$0.20
UNS Electric	0.06	0.00	0.28	$0.17
Millennium	(0.12)	(0.03)	(0.37)	$0.07
Other (1)	0.00	(0.01)	(0.03)	($0.02)

Net Income per Basic Share	$0.30	$0.29	$3.06	$2.91

Net Income per Diluted Share	$0.29	$0.28	$2.82	$2.69

(1)	Includes UniSource Energy on a stand-alone basis and results from UniSource Energy Development, a wholly-owned subsidiary of UniSource Energy.
UniSource Energy believes the presentation of TEP, UNS Gas, UNS Electric, and Millennium net income or loss on a per basic UniSource Energy share basis (which are non-GAAP financial measures) provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy’s reported earnings or losses.
Conference Call and Webcast
The company will host a conference call on Monday, February 28 at 12 p.m. EST to discuss the financial results and outlook. To participate in the call, please dial in 5 to 10 minutes prior to the start time.
Dial-in number: (877) 582-0446
Reference code: 46482374

The conference call can be heard live on UniSource Energy’s website. The webcast can be accessed at uns.com and will be available for replay for seven days.
Replay number: (800) 642-1687
Reference code: 46482374
In conjunction with this earnings announcement, UniSource Energy has provided detailed information on its performance during 2010 and outlook for 2011. These materials have been filed with the Securities and Exchange Commission and are also available at uns.com.
UniSource Energy is a Tucson, Arizona-based company with consolidated assets of approximately $3.8 billion. UniSource Energy’s primary subsidiaries include Tucson Electric Power, which serves more than 402,000 customers in southern Arizona, and UniSource Energy Services, provider of natural gas and electric service for about 237,000 customers in northern and southern Arizona. Visit uns.com for more information about UniSource Energy and its subsidiaries.
This release contains forward-looking information that involves risks and uncertainties, including factors that could affect UniSource Energy’s ability to reach the 2011 earnings guidance. These risks and uncertainties include, but are not limited to: state and federal regulatory and legislative decisions and actions; regional economic and market conditions, which could affect customer growth and energy usage; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets; the performance of the stock market and changing interest rate environment, which affect the value of the company’s pension and other postretirement benefit plan assets and the related contribution requirements and expense; unexpected increases in O&M expense; resolution of pending litigation matters; changes in accounting standards; changes in critical accounting estimates; the ongoing restructuring of the electric industry; changes to long-term contracts; the cost of fuel and power supplies; performance of TEP’s generating plants; and other factors listed in UniSource Energy’s Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2010 RESULTS
UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income
(in thousands of dollars, except per share amounts)
(UNAUDITED)

	Three Months Ended
	December 31,		Increase / (Decrease)
	2010	2009	Amount	Percent
Operating Revenues
Electric Retail Sales	$226,288	$230,129	$(3,841)	(1.7)
Electric Wholesale Sales	51,579	38,873	12,706	32.7
California Power Exchange (CPX) Provision for Wholesale Refunds	—	(4,172)	4,172	N/M
Gas Revenue	44,438	45,420	(982)	(2.2)
Other Revenues	36,883	22,572	14,311	63.4

Total Operating Revenues	359,188	332,822	26,366	7.9

Operating Expenses
Fuel	76,793	74,897	1,896	2.5
Purchased Energy	66,137	79,740	(13,603)	(17.1)
Transmission	2,257	2,574	(317)	(12.3)
Decrease to Reflect PPFAC/PGA Recovery Treatment	4,230	(12,008)	16,238	N/M

Total Fuel and Purchased Energy	149,417	145,203	4,214	2.9
Other Operations and Maintenance	111,088	90,455	20,633	22.8
Depreciation	32,442	35,359	(2,917)	(8.2)
Amortization	7,297	8,778	(1,481)	(16.9)
Taxes Other Than Income Taxes	10,682	9,942	740	7.4

Total Operating Expenses	310,926	289,737	21,189	7.3

Operating Income	48,262	43,085	5,177	12.0

Other Income (Deductions)
Interest Income	1,888	2,542	(654)	(25.7)
Other Income	2,539	1,779	760	42.7
Other Expense	(6,678)	(3,252)	(3,426)	N/M

Total Other Income (Deductions)	(2,251)	1,069	(3,320)	N/M

Interest Expense
Long-Term Debt	18,036	14,454	3,582	24.8
Capital Leases	11,616	12,508	(892)	(7.1)
Other Interest Expense	1,281	1,057	224	21.2
Interest Capitalized	(1,004)	(522)	(482)	(92.3)

Total Interest Expense	29,929	27,497	2,432	8.8

Income Before Income Taxes	16,082	16,657	(575)	(3.5)
Income Tax Expense	5,000	6,238	(1,238)	(19.8)

Net Income	$11,082	$10,419	$663	6.4

Weighted-Average Shares of Common Stock Outstanding (000)	36,696	35,948	748	2.1

Basic Earnings per Share	$0.30	$0.29	$0.01	3.4

Diluted Earnings per Share	$0.29	$0.28	$0.01	3.6

Dividends Declared per Share	$0.39	$0.29	$0.10	34.5

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

UNISOURCE ENERGY 2010 RESULTS
UniSource Energy Corporation
Comparative Condensed Consolidated Statements of Income
(in thousands of dollars, except per share amounts)
(UNAUDITED)

	Years Ended
	December 31,		Increase / (Decrease)
	2010	2009	Amount	Percent

Operating Revenues
Electric Retail Sales	$1,051,002	$1,047,619	$3,383	0.3
Electric Wholesale Sales	151,673	130,904	20,769	15.9
California Power Exchange (CPX) Provision for Wholesale Refunds	(2,970)	(4,172)	1,202	28.8
Gas Revenue	141,036	144,609	(3,573)	(2.5)
Other Revenues	112,936	77,741	35,195	45.3

Total Operating Revenues	1,453,677	1,396,701	56,976	4.1

Operating Expenses
Fuel	296,980	298,655	(1,675)	(0.6)
Purchased Energy	307,288	296,861	10,427	3.5
Transmission	10,945	10,181	764	7.5
Decrease to Reflect PPFAC/PGA Recovery Treatment	(31,105)	(17,091)	(14,014)	(82.0)

Total Fuel and Purchased Energy	584,108	588,606	(4,498)	(0.8)
Other Operations and Maintenance	370,067	333,887	36,180	10.8
Depreciation	128,215	144,960	(16,745)	(11.6)
Amortization	28,094	31,058	(2,964)	(9.5)
Taxes Other Than Income Taxes	46,241	45,857	384	0.8

Total Operating Expenses	1,156,725	1,144,368	12,357	1.1

Operating Income	296,952	252,333	44,619	17.7

Other Income (Deductions)
Interest Income	7,779	12,072	(4,293)	(35.6)
Other Income	11,038	18,063	(7,025)	(38.9)
Other Expense	(15,202)	(5,292)	(9,910)	N/M

Total Other Income (Deductions)	3,615	24,843	(21,228)	(85.4)

Interest Expense
Long-Term Debt	65,020	58,134	6,886	11.8
Capital Leases	46,740	49,270	(2,530)	(5.1)
Other Interest Expense	1,651	3,468	(1,817)	(52.4)
Interest Capitalized	(2,587)	(2,302)	(285)	(12.4)

Total Interest Expense	110,824	108,570	2,254	2.1

Income Before Income Taxes	189,743	168,606	21,137	12.5
Income Tax Expense	78,266	64,348	13,918	21.6

Net Income	$111,477	$104,258	$7,219	6.9

Weighted-Average Shares of Common Stock Outstanding (000)	36,415	35,858	557	1.6

Basic Earnings per Share	$3.06	$2.91	$0.15	5.2

Diluted Earnings per Share	$2.82	$2.69	$0.13	4.8

Dividends Declared per Share	$1.56	$1.16	$0.40	34.5

N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2010 RESULTS
TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income
(in thousands of dollars)
(UNAUDITED)

	Three Months Ended
	December 31,		Increase / (Decrease)
	2010	2009	Amount	Percent

Operating Revenues
Electric Retail Sales	$182,866	$192,326	$(9,460)	(4.9)
Electric Wholesale Sales	46,121	45,193	928	2.1
California Power Exchange (CPX) Provision for Wholesale Refunds	—	(4,172)	4,172	N/M
Other Revenues	37,880	23,633	14,247	60.3

Total Operating Revenues	266,867	256,980	9,887	3.8

Operating Expenses
Fuel	75,233	72,902	2,331	3.2
Purchased Power	14,950	32,112	(17,162)	(53.4)
Transmission	436	627	(191)	(30.5)
Decrease to Reflect PPFAC Recovery Treatment	1,073	(3,826)	4,899	N/M

Total Fuel and Purchased Energy	91,692	101,815	(10,123)	(9.9)
Other Operations and Maintenance	99,096	76,696	22,400	29.2
Depreciation	25,367	28,365	(2,998)	(10.6)
Amortization	8,233	9,997	(1,764)	(17.6)
Taxes Other Than Income Taxes	8,904	8,205	699	8.5

Total Operating Expenses	233,292	225,078	8,214	3.6

Operating Income	33,575	31,902	1,673	5.2

Other Income (Deductions)
Interest Income	1,596	2,295	(699)	(30.5)
Other Income	2,268	1,320	948	71.8
Other Expense	(1,964)	(1,288)	(676)	(52.5)

Total Other Income (Deductions)	1,900	2,327	(427)	(18.3)

Interest Expense
Long-Term Debt	12,123	8,994	3,129	34.8
Capital Leases	11,616	12,505	(889)	(7.1)
Other Interest Expense	867	467	400	85.7
Interest Capitalized	(673)	(359)	(314)	(87.5)

Total Interest Expense	23,933	21,607	2,326	10.8

Income Before Income Taxes	11,542	12,622	(1,080)	(8.6)
Income Tax Expense	1,543	4,603	(3,060)	(66.5)

Net Income	$9,999	$8,019	$1,980	24.7

	Three Months Ended
	December 31,		Increase / (Decrease)
	2010	2009	Amount	Percent
Tucson Electric Power Electric MWh Sales:
Retail Sales	2,042,740	2,049,142	(6,402)	(0.3)
Long-Term Wholesale Sales	260,487	266,582	(6,095)	(2.3)
N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.

TUCSON ELECTRIC POWER COMPANY 2010 RESULTS
TUCSON ELECTRIC POWER COMPANY
Comparative Condensed Consolidated Statements of Income
(in thousands of dollars)
(UNAUDITED)

	Years Ended
	December 31,		Increase / (Decrease)
	2010	2009	Amount	Percent
Operating Revenues
Electric Retail Sales	$868,188	$867,516	$672	0.1
Electric Wholesale Sales	140,815	152,955	(12,140)	(7.9)
California Power Exchange (CPX) Provision for Wholesale Refunds	(2,970)	(4,172)	1,202	28.8
Other Revenues	118,946	82,688	36,258	43.8

Total Operating Revenues	1,124,979	1,098,987	25,992	2.4

Operating Expenses
Fuel	286,071	281,710	4,361	1.5
Purchased Power	118,716	144,528	(25,812)	(17.9)
Transmission	3,254	3,066	188	6.1
Decrease to Reflect PPFAC Recovery Treatment	(23,025)	(20,724)	(2,301)	(11.1)

Total Fuel and Purchased Energy	385,016	408,580	(23,564)	(5.8)
Other Operations and Maintenance	323,537	289,765	33,772	11.7
Depreciation	99,510	116,970	(17,460)	(14.9)
Amortization	32,196	35,931	(3,735)	(10.4)
Taxes Other Than Income Taxes	37,953	37,618	335	0.9

Total Operating Expenses	878,212	888,864	(10,652)	(1.2)

Operating Income	246,767	210,123	36,644	17.4

Other Income (Deductions)
Interest Income	6,707	11,471	(4,764)	(41.5)
Other Income	6,615	10,991	(4,376)	(39.8)
Other Expense	(4,389)	(2,904)	(1,485)	(51.1)

Total Other Income (Deductions)	8,933	19,558	(10,625)	(54.3)

Interest Expense
Long-Term Debt	42,378	36,226	6,152	17.0
Capital Leases	46,734	49,258	(2,524)	(5.1)
Other Interest Expense	433	1,571	(1,138)	(72.4)
Interest Capitalized	(1,880)	(1,752)	(128)	(7.3)

Total Interest Expense	87,665	85,303	2,362	2.8

Income Before Income Taxes	168,035	144,378	23,657	16.4
Income Tax Expense	61,057	55,130	5,927	10.8

Net Income	$106,978	$89,248	$17,730	19.9

	Years Ended
	December 31,		Increase / (Decrease)
	2010	2009	Amount	Percent
Tucson Electric Power Electric MWh Sales:
Retail Sales	9,291,788	9,370,743	(78,955)	(0.8)
Long-Term Wholesale Sales	987,957	832,847	155,110	18.6
N/M — Not Meaningful
Reclassifications have been made to prior periods to conform to the current period’s presentation.